Exhibit 10.6

June 4, 2008

R. Scott Murray

Chairman, President & CEO

Global BPO Services Corp.

125 High Street

High Street Tower, 30th Floor

Boston, MA 02011

RE: $108,124,474 Senior Credit Facilities

Dear Mr. Murray:

We refer to our engagement letter dated February 11, 2008 (the “Commitment Letter”), the Summary of Terms and Conditions attached thereto (the “Summary”) and the related Fee Letter dated February 11, 2008 (the “Fee Letter”), each regarding the proposed Credit Facilities of up to $108,124,474 for the acquisition of and future working capital needs of Stream Holdings Corporation and its subsidiaries (the “Company”). You have requested that we extend the term of the Commitment Letter and modify certain terms of the Summary and the Fee Letter. We agree to do so upon the terms and conditions set forth herein. Capitalized terms used herein and not otherwise defined have the same meaning as ascribed to them in the Commitment Letter, the Summary and the Fee Letter.

The penultimate sentence of the Commitment Letter is hereby amended and restated as follows:

“If this letter is accepted but the Closing does not occur on or prior to July 28, 2008, this Commitment shall expire and PNC Bank and PNC Capital Markets shall have no further liability or obligation hereunder.”

Clauses (1) and (2) of the Credit Facilities section of the Summary are hereby amended and restated as follows:

“2) Domestic Term Loan of up to $5,479,772.57 on a senior secured basis.

3) Foreign Term Loan of up to $2,644,701.83 on a senior secured basis.”

Clause (c) of the Conditions Precedent to Lending section of the Summary is hereby amended and restated as follows:

“c. Agent’s satisfaction with the terms and conditions of the acquisition, to include a minimum of $175,000,000 of new equity contributed by Global BPO Services Corp. (“Global BPO”), of which up to $150,000,000 may be raised from third party purchasers of convertible preferred stock.”

Clause (d) of the Negative Covenants section of the Summary is hereby amended and restated as follows:

“d. Minimum Availability of $10,000,000 required to be maintained at all times; provided, however, that solely for purposes of determining with such covenant, Availability shall be computed based upon the Borrowing Base without the imposition of any sublimits.”

Clause (e) of the Negative Covenants section of the Summary is hereby amended and restated as follows:

“e. Prohibition on dividends and distributions; provided, however, that subsequent to the closing of the Credit Facilities and the acquisition of the Company by Global BPO, Global BPO shall be permitted to tender for and/or repurchase up to $190,400,000 worth of equity (shares of stock and/or warrants).”

All references in the Commitment Letter and the Fee Letter to the sum of “$108,695,428” are hereby amended to read “$108,124,474”.

The Deposit Fee clause of the Fee Letter is hereby amended and restated as follows:

Deposit Fee.	$100,000, of which $25,000 will be due at the acceptance of the Commitment Letter and $75,000 will be due on May 30, 2008 (which together shall constitute the Deposit Fee referenced in the Commitment Letter). Any unused portion of the Deposit Fee will be credited to the Closing Fee at Closing.”

The sum of “$271,739” appearing in the Arrangement Fee section of the Fee Letter, and the sum of “$271,729” appearing in the Closing Fee section of the Fee Letter, are each hereby amended to read “$270,311”.

Except as specifically set forth herein, the provisions of the Commitment Letter, Summary and the Fee Letter remain in full force and effect in accordance with their original terms and conditions.

The terms contained in this Letter are confidential and, except for disclosure to the Company’s board of directors, officers and employees, professional advisors retained by the Company in connection with the transactions contemplated hereby, or as may be required by law, may not be disclosed in whole or in part to any other person or entity without our prior written consent.

This Letter amends and restates, and supersedes in its entirety, that certain Letter dated May 22, 2008 from us to you, which was signed by you and returned to us on or about May 30, 2008 together with the then required Deposit Fee in the sum of $75,000.

Please indicate your acceptance and agreement to the foregoing by signing and returning to us the enclosed copy hereof.

Sincerely,

PNC Bank, National Association /s/ Michael Picard Michael Picard Senior Vice President Agreed to and accepted: Global BP Services Corp. By: /s/ R. Scott Murray Date: 6-4-08	PNC Capital Markets LLC /s/ Anthony J. Foti Anthony J. Foti Managing Director